Saba Capital Income & Opportunities Fund Announces Commencement of Tender Offer for its Common Shares

NEW YORK, NY., June 21, 2021— Saba Capital Income & Opportunities Fund (NYSE: BRW) (the “Fund”), today announced the commencement of a tender offer for its outstanding common shares.

As previously announced, the Fund will purchase for cash up to 30% of its outstanding common shares, at a price equal to 99% of the Fund’s net asset value ("NAV") per share as determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on the day the tender offer expires. The tender offer will expire at one minute past 11:59 p.m. Eastern Time on July 19, 2021, unless otherwise extended.

The terms and conditions of the tender offer are set forth in the Fund’s tender offer statement on Schedule TO, including the offer to purchase and related Letter of Transmittal, that has been filed with the Securities and Exchange Commission (the “SEC”).

Important Notice

This press release is for informational purposes only and shall not constitute a recommendation or an offer or a solicitation to buy any common shares. The offer to purchase Fund common shares is being made pursuant to an offer on Schedule TO. COMMON SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS, INCLUDING THE OFFER TO PURCHASE AND ANY SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF COMMON SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Common shareholders may obtain a free copy of any of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Fund.

About Saba Capital

Saba Capital Management, L.P. is a registered investment adviser founded in 2009. Saba is a spin-out of a proprietary investing group founded by Boaz Weinstein at Deutsche Bank in 1998. Saba manages assets across four core strategies: Credit Relative Value, Tail Hedge, SPACs and Closed End Funds. Saba’s investors are predominantly institutions and include public and corporate pension plans, endowments and foundations, family offices, banks and insurers, bank private wealth platforms, fund of funds and certain high net worth individuals.

Contacts

Investors

Leah Jordan

Investor Relations

Leah.Jordan@sabacapital.com

212-542-4644

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